Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-225140, 333-231723, and 333-238799), Form S-3 (Nos. 333-213908, 333-224845, 333-226251, 333-233869, 333-246333, and 333-255318) and Form S-8 (Nos. 333-174819, 333-182578, 333-210833, 333-213248, 333-230741, 333-237168, 333-258799, 333-264899, 333-270608, and 333-276615) of SELLAS Life Sciences Group, Inc. (the “Company”), of our report dated March 28, 2024, relating to the consolidated financial statements of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2023.

/s/ Moss Adams LLP

Campbell, California
March 28, 2024